Exhibit 99.1

October 30, 2019

For immediate release

CALIFORNIA WATER SERVICE GROUP BOARD OF DIRECTORS DECLARES

299TH CONSECUTIVE QUARTERLY DIVIDEND

SAN JOSE, Calif. – At its meeting today, the California Water Service Group (NYSE: CWT) Board of Directors declared the company's 299th consecutive quarterly dividend in the amount of $0.1975 per common share. It will be payable on November 22, 2019 to stockholders of record on November 11, 2019.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, Inc., CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available at our web site at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions' decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; the unknown impact of contagious diseases on the Company’s operations; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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Contact

Tom Smegal (408) 367-8200 (analysts)

Shannon Dean (408) 367-8243 (media)